Exhibit 99.3

Carve-Out Combined Financial Statements

Wells Real Estate Advisory Services II, LLC
and Wells Real Estate Services, LLC

Years Ended December 31, 2012 and 2011

Wells Real Estate Advisory Services II, LLC
and Wells Real Estate Services, LLC
Carve-Out Combined Financial Statements

Years Ended December 31, 2012 and 2011

INDEPENDENT AUDITORS' REPORT

To the Members and Management
Wells Real Estate Advisory Services II, LLC
and Wells Real Estate Services, LLC
Norcross, Georgia

We have audited the accompanying carve-out combined financial statements of Wells Real Estate Advisory Services II, LLC and Wells Real Estate Services, LLC (collectively, the Company) which are comprised of the carve-out combined balance sheets as of December 31, 2012 and 2011, and the related carve-out combined statements of operations, changes in members' equity, and cash flows for the years then ended, and the related notes to the carve-out combined financial statements.

Management's Responsibility for the Carve-Out Combined Financial Statements

Management is responsible for the preparation and fair presentation of these carve-out combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve-out combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these carve-out combined financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the carve-out combined financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the carve-out combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out combined financial statements referred to above present fairly, in all material respects, the financial position of Wells Real Estate Advisory Services II, LLC and Wells Real Estate Services, LLC as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
February 27, 2013

Wells Real Estate Advisory Services II, LLC
and Wells Real Estate Services, LLC
Carve-Out Combined Balance Sheets

	December 31,
	2012	2011
Assets:
Cash	$2,860,285	$140,658
Due from affiliates	2,215,000	3,951,541
Prepaid expenses and other assets	99,244	31,815
Total assets	$5,174,529	$4,124,014
Liabilities:
Accounts payable and accrued expenses	$1,364,148	$1,147,019
Due to affiliates	391,362	989,017
Total liabilities	1,755,510	2,136,036
Commitments and contingencies	—	—
Members' equity	3,419,019	1,987,978
Total liabilities and members' equity	$5,174,529	$4,124,014

See accompanying notes.

Wells Real Estate Advisory Services II, LLC
and Wells Real Estate Services, LLC
Carve-Out Combined Statements of Operations

	Years Ended December 31
	2012	2011
Revenues:
Asset management fees	$32,000,000	$32,093,942
Acquisition and advisory fees	1,500,000	1,304,896
Property management and leasing fees	6,037,243	6,621,272
Salary and general and administrative expense reimbursements	17,034,376	17,468,489
Disposition fees	1,311,400	—
Other income	129,648	85,564
	58,012,667	57,574,163
Expenses:
Salaries and benefits	17,673,556	17,063,935
Deferred compensation expense	680,802	222,550
General and administrative	5,835,879	7,812,989
	24,190,237	25,099,474
Net income	$33,822,430	$32,474,689

See accompanying notes.

Wells Real Estate Advisory Services II, LLC
and Wells Real Estate Services, LLC
Carve-Out Combined Statements of Changes in Members' Equity

Members' Equity
Balance, December 31, 2010	$3,048,978
Member contributions	3,720,992
Member distributions	(37,256,681)
Net income	32,474,689
Balance, December 31, 2011	1,987,978
Member contributions	17,849,981
Member distributions	(50,241,370)
Net income	33,822,430
Balance, December 31, 2012	$3,419,019

See accompanying notes.

Wells Real Estate Advisory Services II, LLC
and Wells Real Estate Services, LLC
Carve-Out Combined Statements of Cash Flows

	Years ended December 31
	2012	2011
Operating activities:
Net income	$33,822,430	$32,474,689
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in assets and liabilities:
Due from affiliates	1,736,541	1,012,661
Prepaid expenses and other assets	(67,429)	121,068
Accounts payable and accrued expenses	217,129	45,773
Due to affiliates	(597,655)	10,651
Total adjustments	1,288,586	1,190,153
Net cash provided by operating activities	35,111,016	33,664,842
Financing activities:
Member contributions	17,849,981	3,329,780
Member distributions	(50,241,370)	(37,256,681)
Net cash used in financing activities	(32,391,389)	(33,926,901)

Net increase (decrease) in cash	2,719,627	(262,059)

Cash:
Beginning of the year	140,658	402,717
Ending of the year	$2,860,285	$140,658
Supplemental disclosures of non-cash activities:
Contribution of common stock of affiliate	$—	$391,212

See accompanying notes.

Wells Real Estate Advisory Services II, LLC
and Wells Real Estate Services, LLC
Notes to Carve-Out Combined Financial Statements

December 31, 2012 and 2011

1.    Organization and Business
Wells Real Estate Advisory Services II, LLC (WREAS II) was organized on December 11, 2007 as a limited liability company under the Georgia Limited Liability Company Act and was wholly-owned by Wells Real Estate Funds, Inc. (WREF), of which Leo F. Wells, III is the sole stockholder. Wells Advisory Services II, LLC (WAS II) was organized on July 12, 2010 as a limited liability company under the Georgia Limited Liability Company Act and is wholly-owned by WREF. On July 12, 2010, WREF transferred ownership of WREAS II to WAS II; however, on July 27, 2012, WAS II transferred WREAS II ownership back to WREF. WAS II closed on July 30, 2012. Wells Real Estate Services, LLC (WRES), a wholly-owned subsidiary of Wells Management Company, Inc. (Wells Management), was organized on November 25, 2008 as a limited liability company under the Georgia Limited Liability Company Act.
On August 1, 2010, WREAS II entered into an advisory agreement with Wells Real Estate Investment Trust II, Inc. (Wells REIT II) and became the advisor to Wells REIT II. Prior to August 1, 2010, Wells Capital, Inc. (Wells Capital), a wholly-owned subsidiary of WREF, served as the advisor to Wells REIT II. Wells REIT II was incorporated on July 3, 2003 and commenced its initial public offering on December 1, 2003. Wells REIT II, which operates as a real estate investment trust, engages in the acquisition and ownership of commercial real estate properties, typically focusing on high-quality, income-generating office properties leased to creditworthy companies and government entities. As of June 30, 2010, Wells REIT II had raised gross offering proceeds from the sale of common stock under its public offerings of approximately $5.7 billion. On June 30, 2010, Wells REIT II terminated the public offering. In its capacity as the advisor to Wells REIT II, WREAS II and other subsidiaries of WREF perform certain services.
Wells Management, a wholly-owned subsidiary of WREF, served as the property manager to Wells REIT II under a Master Property Leasing and Construction Management Agreement (Property Management Agreement) (See Note 3). On January 1, 2011, the Property Management Agreement was assigned to WREAS II. On July 1, 2012, the Property Management Agreement was assigned back to Wells Management with the majority of the services provided by WRES. In this capacity the Company performs managerial, leasing and other administrative services.
WRES was formed for the purpose of providing real estate property management services. WRES provides these services to Wells REIT II, Wells Core Office Income Real Estate Investment Trust, Inc. (Wells Core), affiliated public limited partnerships (the Wells LPs), Wells Section 1031 Program, and Wells Mid-Horizon Value-Added Fund I, LLC (VAF), (collectively, the Wells Products) through property management, leasing, and construction agreements.
In 2011, WREAS II directly employed five executive level personnel to act as the management team accountable for oversight of the managerial, leasing and other administrative services described above.
In addition, WREAS II used the services of personnel employed by Wells Capital and Wells Management (together, Service Providers) under Master Service Agreements with those companies. The types of services provided by Wells Capital include shareholder services, communication services, and various support services. Various real estate, accounting, and financial reporting services are provided by Wells Management. In exchange for the provision of these services to WREAS II, the Service Providers are entitled to compensation in the form of reimbursement of all expenses paid or incurred by the Service Providers in connection with the services provided to WREAS II (to the extent not reimbursable by another party).

1.    Organization and Business (continued)
In March 2012, WREAS II increased the number of directly employed personnel to 36, all of whom perform certain core services as outlined in the advisory agreement, including presenting, structuring, and acquiring real estate investment opportunities, entering into leases and service contracts for acquired properties, arranging for and completing the disposition of properties, and accounting and other administrative functions. WREAS II continues to rely on Wells Capital and Wells Management as Service Providers for functions not directly performed by WREAS II employees. As of December 31, 2012, WREAS II directly employed 52 people.
As of December 31, 2012, WRES directly employed 47 people, all of whom perform managerial, leasing, and other administrative services.
Collectively, any reference to the Company in these carve-out combined financial statements refers to the activities of WREAS II or WRES or to the activities of WREF and its subsidiaries while it performed the duties of advisor and property manager to Wells REIT II and to the activities of WRES as property manager to the other Wells Products.
2.    Summary of Significant Accounting Policies
Basis of Presentation
The Company's carve-out combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include accounts of WREAS II and WRES. All significant intercompany transactions have been eliminated in combination. The Company has adopted the Financial Accounting Standards Board (FASB) Accounting Standards Codification (Codification). The Codification is the single official source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities, and all of the Codification's content carries the same level of authority.
The accompanying carve-out combined financial statements and related notes thereto represent the carve-out combined balance sheets and carve-out combined statements of operations, changes in members' equity and cash flows of WREAS II, WRES and WREF and its subsidiaries for services provided to Wells REIT II in the advisor and property management roles as well as to the activities of WRES as property manager to the other Wells Products. The carve-out combined financial statements have been prepared in accordance with the Securities and Exchange Commission Staff Bulletin Topic 1-B, "Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity." Certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to WREAS II so that the accompanying carve-out combined financial statements reflect substantially all costs of doing business.
Certain corporate overhead expenses have been allocated to WREAS II and WRES, including overhead charges for personnel costs for support functions such as accounting, finance, human resources, legal and facilities, and non-personnel costs such as professional fees and other costs. Prior to 2012, the corporate overhead charges were allocated to WREAS II based upon estimated headcount relative to time dedicated to the services provided to Wells REIT II. The corporate overhead charges were allocated to WRES and, in 2012, to WREAS II based on employee headcount. In addition, personnel costs related to the acquisition and advisory services provided have been allocated to WREAS II based on the percentage of time dedicated to Wells REIT II. Management believes the bases of the allocations are reasonable.
Use of Estimates
The preparation of the Company's carve-out combined financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the carve-out combined financial statements and accompanying notes. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

2.    Summary of Significant Accounting Policies (continued)
Use of Estimates (continued)
carve-out combined financial statements and the reported amounts of revenues and expenses during the reporting periods.
Also, certain amounts in the accompanying carve-out combined financial statements have been allocated in a way that management believes is reasonable and consistent in order to depict the historical financial position, results of operations, and cash flows of the Company on a stand-alone basis. Actual results could differ from these estimates.
Revenue Recognition
Substantially all of the Company's revenues are comprised of fees and reimbursements for services provided by the Company to the Wells Products, the majority of which is earned from Wells REIT II. Such amounts are recognized by the Company when earned.
Reserve for Doubtful Accounts Receivable
As of December 31, 2012 and 2011, all significant outstanding receivables are due from the Wells Products. Management believes that all significant receivables are collectible based on the financial viability of and historical collections from such affiliates. Accordingly, no reserves for such receivables have been provided for in the accompanying carve-out combined financial statements.
Investments in Variable Interest Entities
The Company has evaluated its investments and relationships with affiliates to determine whether any entities qualify as variable interest entities (VIE) and, if so, determine if the Company is the primary beneficiary. The Company has evaluated its involvement with Wells REIT II. As of December 31, 2012 and 2011, Wells REIT II is considered a VIE of the Company, primarily as a result of the service provider fees charged between the Company and the VIE. The Company has determined it is not the primary beneficiary as of December 31, 2012 or 2011.
Wells REIT II was formed on July 3, 2003 as a Maryland corporation that has elected to be taxed as a real estate investment trust for federal income tax purposes. As of December 31, 2012, Wells REIT II's total debt and equity is $1.7 million and $3.2 billion, respectively.
See Note 3 for amounts due from Wells REIT II as of December 31, 2012 and 2011.
Salary and General and Administrative Expense Reimbursements
The Company is reimbursed for certain expenses related to administrative services provided to the Wells Products by WREAS II, WRES and other WREF subsidiaries under the Advisory Agreement and Property Management Agreement (see Note 3). Such amounts are allocated among the various WREF entities based on certain allocation criteria. In the opinion of management, this allocation is a reasonable estimation of such expenses. The related reimbursements are recognized by the Company when earned.
Asset Management Fees
The Company performs asset management services and records fees on a monthly basis related to all properties owned by Wells REIT II, subject to certain vacancy limitations. Such fees are recognized by the Company when earned.

2.    Summary of Significant Accounting Policies (continued)
Income Taxes
WREAS II and WRES are both single member limited liability companies. All federal and state income tax positions taken or anticipated to be taken in the income tax returns are attributable to the owners and not to the entities. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authority, based on the technical merits of the position. Tax years that remain subject to examination by major tax jurisdictions date back to the year ended December 31, 2008. As of December 31, 2012 and 2011, there are no known items which would result in a material accrual related to where the Company has federal or state attributable tax positions.
Risks and Uncertainties
The Company depends exclusively on the Wells Products for substantially all of its revenues. The Company's operations would be significantly impacted by a decline in services provided to the Wells Products. Consequently, any such decline could have a material adverse effect on the financial position and results of operations of the Company in the period of decline.
The Company maintains its cash in bank deposits, which at times may exceed federally-insured limits. The Company has not experienced any losses in such accounts.
Subsequent Events
The Company has evaluated subsequent events through February 27, 2013, which is the date these carve-out combined financial statements were available to be issued. All subsequent events, if any, requiring recognition as of December 31, 2012, have been incorporated into these carve-out combined financial statements.
3.    Related Party Transactions
On October 22, 2004, Wells Management entered into a Property Management Agreement with Wells REIT II. On January 1, 2011, the Property Management Agreement with Wells REIT II was amended by WREF and its subsidiaries to assign the Property Management Agreement to WREAS II through June 30, 2012. On July 1, 2012, a new Property Management Agreement with Wells REIT II was entered into by Wells Management. This agreement will automatically extend each year unless one or both parties agree to terminate the agreement. Either party may terminate the Property Management Agreement upon 60 days' written notice.
On November 1, 2004, Wells Capital entered into an advisory agreement (Advisory Agreement) with Wells REIT II through July 31, 2010. On August 1,, 2010, Wells REIT II signed an Advisory Agreement with WREAS II. On January 1, 2011, Wells REIT II renewed the Advisory Agreement with the Company through July 31, 2011, under substantially the same terms. On August 1, 2011, Wells REIT II amended certain components of the Advisory Agreement and extended the agreement through December 31, 2011. This amended advisory agreement (Amended Advisory Agreement) limits the reimbursements. Wells REIT II will not reimburse the Company for general and administrative expenses and personnel expenses that would cause the total general and administrative expense reimbursements from Wells REIT II to exceed $18,721,166 for the annual period from January 1, 2011 through December 31, 2011. Further, Wells REIT II's personnel expense reimbursements shall not exceed $10,554,167, for the annual period from January 1, 2011 through December 31, 2011. On January 1, 2012, Wells REIT II renewed the Amended Advisory Agreement through March 31, 2012 (Second Amended Advisory Agreement) with substantially the same terms, except for Wells REIT II will not reimburse the Company for general and administrative expenses and personnel expenses that would cause the total general and administrative expense reimbursements from Wells REIT II to exceed $4,542,000 for the three-month period or $18,167,000 annualized. Further, Wells REIT II's personnel expense reimbursements shall not exceed $2,500,000 for the three-month period or $10,000,000 annualized. Whereas the Amended Advisory Agreement

3.    Related Party Transactions (continued)
limits the reimbursement revenue for WREAS II, it does not limit the amount due to WREAS II service providers. In addition, acquisition fees will not exceed $1,500,000 during the term of the agreement or exceed 2% of gross proceeds of Wells REIT II under the dividend reinvestment program (DRP) in 2012. On April 1, 2012, Wells REIT II renewed the agreement through June 30, 2012 (Third Amended Advisory Agreement), with substantially the same terms. The Amended Advisory Agreement, Second Amended Advisory Agreement, and Third Amended Advisory Agreement are collectively referred to as the Amended Advisory Agreements.
On July 1, 2012, WREAS II and Wells REIT II entered into the Initial Term Advisory Agreement with the same expense reimbursement limitations per the Amended Advisory Agreements for the annual period January 1, 2012 through December 31, 2012. Fees otherwise due under the terms of the agreement will be reduced by $83,333 per month for the period July 1, 2012 through December 31, 2012. Wells REIT II will pay the Company $21,000 per month for occupancy costs for WREAS II's dedicated office space. Stockholder and communications services and expense reimbursements related thereto will be earned under a new Investor Services Agreement between Wells REIT II and Wells Capital.
On July 1, 2012, WREF, WREAS II and Wells REIT II entered into a Transition Services Agreement (TSA) that expires on December 31, 2013. The TSA grants Wells REIT II the option, in its sole discretion upon delivery of written notice to WREF at any time on or after January 1, 2013 and before the expiration of this agreement on December 31, 2013, to require WREF to transfer, convey and assign to Wells REIT II all of the issued and outstanding equity interests in WREAS II. Under the terms of the TSA, Wells REIT II will pay WREF $500,000 per month from July 31, 2012 to June 30, 2013 for transition services.
On December 28, 2012, Wells REIT II amended the TSA (Amended TSA) to grant Wells REIT II the option, in its sole discretion upon delivery of written notice to WREF at any time on or after January 1, 2013 and before the expiration of this agreement on December 31, 2013, to require WREF to transfer, convey, and assign to Wells REIT II all of the issued and outstanding equity interests in WRES. As soon as reasonably practicable: (i) WREF will transfer, convey and assign to Wells REIT II all of the outstanding equity interests in WREAS II and WRES, and (ii) WREF will enter into a Consulting Services Agreement with respect to the provision of certain services currently provided under the Initial Term Advisory Agreement. The Amended TSA limits the acquisition and advisory fees to $1,500,000 for 2012 and 2013 combined. Additionally, disposition fees from July 1, 2012 to December 31, 2013 will not exceed $1,500,000. Per the Amended TSA, Wells REIT II will pay WREF $500,000 per month from July 31, 2013 to November 30, 2013 with $250,000 due December 31, 2013 for transition services. The Consulting Services Agreement is between WREF and Wells REIT II and states that Wells REIT II will pay an asset management consulting fee, similar to the asset management fee paid to WREAS II under the Initial Term Advisory Agreement.
Pursuant to the Advisory Agreement, the Amended Advisory Agreements, the Initial Term Advisory Agreement, TSA, Amended TSA, and the Property Management Agreement, the Company is entitled to the following fees and reimbursements:
Acquisition and Advisory Fees
As the advisor to Wells REIT II, the Company receives fees for the investigation, selection and acquisition of properties of 2% of the gross proceeds raised by Wells REIT II. Since the close of the Wells REIT II public offering on June 30, 2010, the Company has only earned acquisition and advisory fees on the shares issued through the Wells REIT II DRP. Beginning August 1, 2011, the Amended Advisory Agreement states the Company will no longer earn acquisition and advisory fees on the shares issued through the Wells REIT II DRP. In addition, the Amended Advisory Agreements allow for acquisition and advisory fees of 1% of the amount actually paid for the future purchase of new properties. The fee is limited to the lesser of $1,500,000 or 2% of gross proceeds from Wells REIT II DRP for each calendar year. The Company earned acquisition and advisory fees of $1,500,000 and $1,304,896, respectively, for the years ended December 31, 2012 and 2011.

3.    Related Party Transactions (continued)
Asset Management Fees
The Company receives asset management fees on a monthly basis equal to one-twelfth of 0.625% of the lower of cost or fair value of substantially all properties owned by Wells REIT II and Wells REIT II's investments in joint ventures, subject to certain vacancy limitations. The fee percentage remains at 0.625% until the monthly payment equals $2,708,333, at which point the monthly payment will remain at $2,708,333 until the value of all properties equals or exceeds $6.5 billion. Once this milestone is achieved, the Wells REIT II asset management fee will be calculated at 0.50% of the cost of all Wells REIT II properties. Through March 31, 2011 the Wells REIT II asset management fee was calculated based on the 0.625% rate. On March 7, 2011, REIT II purchased the Market Square Buildings and as a result, the asset management fee reached the monthly amount of $2,708,333, the maximum monthly fee until the value of all properties equals or exceeds $6.5 billion. In November 2011 and 2012, a net asset valuation for all Wells REIT II properties was completed; however, there was no impact on the total monthly fee that the Company receives. Beginning July 1, 2012, a fee credit of $83,333 was applied to the Wells REIT II asset management fee per the Initial Term Advisory Agreement reducing the monthly amount to $2,625,000. The Company earned asset management fees of $32,000,000 and $32,093,942, respectively, for the years ended December 31, 2012 and 2011.
Property Management and Leasing Fees
In consideration for providing property management services, the Company collects property management and leasing fees from properties it manages on behalf of the Wells Products. The fees may be a flat fee or range from 1% to 6% of the rental income and operating reimbursements collected by the properties. The Company earned property management and leasing fees of $6,037,243 and $6,621,272, respectively, for the years ended December 31, 2012 and 2011.
Salary and General and Administrative Expense Reimbursements
The Company is reimbursed for all costs and expenses it incurs in fulfilling its duties for the Wells Products, including wages and salaries and other employee-related expenses of the Company's and affiliates' employees engaged in the real estate management, administration, finance, operations, and marketing functions. Employee-related expenses include taxes, insurance, and benefits relating to such employees, and legal, travel, and other out-of-pocket expenses that are directly related to the services they provide. The Company recorded reimbursement revenues of $17,034,376 and $17,468,489, respectively, for the years ended December 31, 2012 and 2011 for salary and general and administrative expenses.
Disposition Fees
Subject to certain limitations, the Company is entitled to receive disposition fees or real estate commissions in the event that, among other things, a substantial portion of the services rendered in connection with the disposition of one or more properties owned by Wells REIT II are performed by the Company. The Company earned disposition fees of $1,311,400 and $0, respectively, for the years ended December 31, 2012 and 2011.
Participation Fees
Under certain conditions, the Company is also entitled to receive a subordinated participation fee on net proceeds generated from the sale of properties by Wells REIT II and a subordinated incentive listing fee payable to the Company in the event that Wells REIT II becomes listed on a public stock exchange. The Company did not earn any participation fees for the years ended December 31, 2012 and 2011.

3.    Related Party Transactions (continued)
Due from Affiliates
Due from affiliates primarily relates to reimbursements and fees due under the Amended Advisory Agreement, TSA, and Property Management Agreement as well as receivables from other Wells Products. The detail of amounts due from affiliates is provided below as of December 31, 2012 and 2011:

	2012	2011
Wells REIT II	$1,985,353	$3,845,030
Wells Core	107,623	72,970
Other Affiliates	122,024	33,541
	$2,215,000	$3,951,541
Due to Affiliates
WREAS II relies on Service Providers to assist in providing some of the services to Wells REIT II under the Advisory Agreement, Amended Advisory Agreement, and TSA (see Note 1). Due to affiliates is primarily comprised of amounts due for services performed by these Service Providers.
The detail of amounts due to affiliates is provided below as of December 31, 2012 and 2011:

	2012	2011
Wells Capital	$300,634	$527,721
Wells Management	90,728	461,296
Total	$391,362	$989,017
Nonmonetary transactions
During 2011, the Company received a contribution of common stock of a former affiliated real estate investment trust related to the distribution to employees for the Wells Stock Distribution Plan I. This contribution was recorded at the fair value of the underlying stock as of the date of transfer.
4.    Defined Contribution Plan
WREF sponsors a 401(k) defined contribution plan (the Plan) under which the Company is allowed to make contributions for all of its employees. The Plan functions as the primary retirement program for the Company. Eligible participants may contribute a percentage of their annual compensation, subject to maximum amounts established by the United States Internal Revenue Service. The Company makes employer-matching contributions equal to $0.25 per dollar invested in the Plan for participants during their first two years of service. During the pay period beginning the participants' third year of service, the Company increases matching contributions to $0.50 per dollar invested in the Plan. During the pay period beginning the participants' fourth year of service, the Company increases matching contributions to $0.75 per dollar invested in the Plan. During the pay period beginning the participants' fifth year of service, the Company increases matching contributions to $1.00 per dollar invested in the Plan. Employer matching contributions are 100% vested and non-forfeitable and are capped at 11% of each employee's income on a biweekly basis. The Company's contributions under this plan were $525,491 and $361,723, respectively, for the years ended December 31, 2012 and 2011 and are included in salaries and benefits expenses in the accompanying carve-out combined statements of operations.

5.    Long-term Incentive Compensation Plan
On November 14, 2006, WREF formally adopted a Long-Term Incentive Compensation Plan (LTIP) of which certain WRES employees are participants. On January 1, 2011, WREAS II formally adopted a similar LTIP referred to as LTIP Plan 2. The plans are a deferred compensation arrangement for a select group of management level employees employed directly by the Company. According to the LTIP agreements, senior management of WREF shall meet at least once in each calendar year and irrevocably specify the name of each employee who shall be entitled to participate in the LTIP. The award date is January 1 of the current calendar year and compensation expense is recognized over a three-year period. The Company's expense under the LTIP was $680,802 and $222,550, respectively, for the years ended December 31, 2012 and 2011 and is included in salaries and benefits expenses in the accompanying carve-out combined statements of operations.
As of December 31, 2012, the total LTIP unvested award balance is approximately $650,000. Assuming the individual employees named under the plan meet all plan requirements, approximately $410,000 will be recognized as compensation expense on January 1, 2014 and approximately $240,000 will be recognized as compensation expense on January 1, 2015, unless early vesting is approved by management as allowed for in the plan documents. Distributions will be made within 60 plan days of vesting in accordance with the LTIP documents.
6.    PNC Line of Credit
On September 8, 2010, WREF and certain of its subsidiaries, including the Company, entered into a $20,000,000 revolving credit facility agreement (PNC Line of Credit) with PNC Bank, National Association (PNC Bank), which originally expired September 8, 2012. On September 7, 2012, the PNC Line of Credit First Amendment extended this agreement to September 8, 2015. As of December 31, 2011, WREF had an outstanding balance of $6,900,000 on the PNC Line of Credit. On December 11, 2012 the Company was released from the PNC Line of Credit. The PNC Line of Credit bears interest at various floating rate bases plus a spread, as may be elected by management at the time of each draw, and is payable monthly. The PNC Line of Credit is collateralized by 1,386,139 shares of common stock in Piedmont Office Realty Trust, Inc. owned by an affiliate of the Company.  Mandatory prepayments may be required if a certain margin on the collateral, as defined in the PNC Line of Credit agreement, is not maintained.
7.    Legal Matters
In the ordinary course of business, the Company may become subject to litigation or claims. Except as disclosed below, there are no material pending legal proceedings involving the Company.
WRES has been named in a lawsuit in which the plaintiff was injured on a Wells REIT II property. The appropriate insurance provider has been notified. At this time, management is unable to determine if the likelihood of an unfavorable outcome is either probable or remote. Accordingly, no reserves have been provided for in the accompanying carve-out combined financial statements.
8.    Subsequent Events
On January 1, 2013, Wells REIT II and WREAS II entered into the Renewal Advisory Agreement through December 31, 2013 with the same expense reimbursement limitations as the Initial Term Advisory Agreement, however fees otherwise due under the terms of the agreement will be reduced by $166,667 per month.
On February 8, 2013, Wells REIT II executed its option under the Amended TSA, in writing, setting the closing for February 28, 2013.